Exhibit 99.1

PRESS RELEASE

Contact:

Robert D. Cozzone

President and Chief Executive Officer

Avidia Bancorp, Inc.

(800) 508-2265

Avidia Bancorp, Inc. Announces Subscription Offering Results

Hudson, MA; July 8, 2025 – Avidia Bancorp, Inc. (the “Company”), the proposed holding company of Avidia Bank, announced today the results of the subscription offering conducted in connection with the mutual-to-stock conversion of Assabet Valley Bancorp, the mutual holding company of Avidia Bank.

The subscription offering, which expired on June 17, 2025, was oversubscribed in the first tier by eligible depositors of Avidia Bank as of the close of business on December 31, 2023. Valid subscription orders for more than the $191,762,500 adjusted maximum of the offering range were received. As a result of the oversubscription, the subscription orders are subject to the priorities and allocation procedures disclosed in the Company’s Prospectus dated May 13, 2025. Once final allocation information is available, subscribers will be able to confirm their allocations by calling the Stock Information Center at (877) 821-5783 (toll-free) or by visiting https://allocations.kbw.com. The Company intends to issue a press release once final allocation information is available.

The closing of the conversion and stock offering is still subject to the receipt of final regulatory approval and satisfaction of other customary closing conditions. The Company’s common stock is expected to trade on the New York Stock Exchange under the trading symbol “AVBC”.

Luse Gorman, PC is acting as legal counsel to the Company, Assabet Valley Bancorp and Avidia Bank. Keefe, Bruyette & Woods, Inc., a Stifel Company, acted as marketing agent for the Company in the subscription offering, and Nutter McClennen & Fish LLP is acting as its legal counsel.

About Avidia Bank

Avidia Bank is a Massachusetts-chartered stock savings bank. With headquarters in Hudson, Massachusetts, it also operates nine full-service banking offices in western Middlesex County and eastern Worcester County, in Massachusetts.

Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, delay or failure to receive final regulatory approvals and delay in closing the conversion and stock offering.

Legal Disclosure

The shares of common stock of Avidia Bancorp, Inc. are not deposit accounts or savings accounts and are not insured by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other government agency.

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